EXHIBIT 10.1

                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

         This Separation Agreement and Release (the "Agreement") is entered into this 31st day of December, 2008 between TelVue Corporation (the "Company") and Joseph M. Murphy ("you").

         WHEREAS, your employment by the Company ended as of December 19, 2008;

         WHEREAS, the Company agrees to provide certain payments to you;

         WHEREAS, you agree to undertake certain obligations set forth in the Agreement; and

         NOW, THEREFORE, in consideration of the payments and provisions set forth herein, the parties agree as follows:

         1. Effective the 19th day of December 2008, your employment with the Company ended. Consistent therewith, you agree to resign from all offices and positions you have held as officer, member of the Company's Board of Directors and/or member of any committee with the Company and any affiliates.

         2. CONSIDERATION. In exchange for your execution of this Agreement and the undertaking of the obligations set forth herein, the Company will provide to you the following consideration, to which you would not otherwise be entitled.

                  (a) Severance Pay. The Company will pay you fifty-two (52) weeks of severance (the "Severance Pay Period") totaling $200,150.00, less appropriate deductions for federal and state withholding and other applicable taxes, as well as any lawfully authorized or required payroll deductions. The severance pay shall be payable in bi-weekly installments as salary continuation in accordance with the Company's normal payroll practices provided that no payment shall be made, or benefits provided, prior to the "Effective Date" (as defined in paragraph 4(d)).

                  (b) Extension of Time to Exercise Vested Stock Options. Notwithstanding any agreement or plan to the contrary, the Company shall extend until December 31, 2011 the time in which you may exercise the right to purchase any stock options vested as of December 19, 2008.

                  (c) Health Insurance. Your health insurance benefits will terminate effective March 31, 2009. If, after March 31, 2009, you elect to continue your health insurance coverage under COBRA, you shall be solely responsible for all payments of premiums for health insurance in that regard.

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         3. Except as otherwise provided herein, you voluntarily, knowingly and willingly RELEASE, ACQUIT AND FOREVER DISCHARGE AND COVENANT NOT TO SUE the Company, its predecessors, successors, parents, subsidiaries and affiliates, successors, and assigns and each of their past, present and future managers, members, shareholders, directors, officers, partners, agents, employees, attorneys, representatives, and fiduciaries and successors and assigns ("the Company Released Parties") from any and all claims (including claims for attorneys' fees and costs, except as otherwise noted herein), demands and causes of action, whether known or unknown, which you may have arising out of, or in any way relating to, your employment or termination of your employment with the Company. This release includes any and all claims, actions, suits, and causes of action, that you, your heirs or assigns, may have against the Company and/or the Company Released Parties as of the date of execution of this Agreement under any federal, state or local ordinance, regulation, rule, statute, decision, constitution, or law, including, but not limited to, claims arising under

         The National Labor Relations Act, as amended;

         Title VII of the Civil Rights Act of 1964, as amended;

         Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

         The Employee Retirement Income Security Act of 1974, as amended;

         The Immigration Reform Control Act, as amended;

         The Americans with Disabilities Act of 1990, as amended;

         The Age Discrimination in Employment Act of 1967, as amended ("ADEA");

         The Fair Labor Standards Act, as amended;

         The Occupational Safety and Health Act, as amended;

         The Family and Medical Leave Act of 1993;

         The Equal Pay Act, as amended;

         The New Jersey Law Against Discrimination, as amended;

         The New Jersey Minimum Wage Law, as amended;

         The New Jersey Wage and Hour Law, as amended;

         Equal Pay Law for New Jersey, as amended;

         The New Jersey Worker Health and Safety Act, as amended;

         The New Jersey Family Leave Act, as amended;

         The New Jersey Conscientious Employee Protection Act, as amended;

         The New Jersey Employer-Employee Relations Act, as amended;

         Any anti-retaliation provision of any statute or law including common law;

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         Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

         Any provision of any federal or state constitution;

         Any public policy, contract, tort, or common law, including, but not limited to, a cause of action for defamation;

         Any losses, injuries or damages (including back pay, front pay, liquidated, compensatory or punitive damages); and

         Attorneys' fees and any liens of any nature arising out of the allegations made in connection with your employment with the Company.

This release does not apply to the requirements and obligations contained within the Agreement.

This release does not include any claims, suits and causes of action that you may bring against the Company as a stockholder of the Company.

         4. You make the following additional representations to the Company, each of which is significant and an important consideration for the Company's willingness to enter into the Agreement:

                  a. You expressly acknowledge that if you do not execute the Agreement, you would not be entitled to receive the consideration set forth in paragraph 2.

                  b. You agree that the Company and the Company Released Parties specifically disclaim any liability hereunder and that the agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by the Company or any of the Company Released Parties.

                  c. You agree that you will not make any statement(s) that disparage or may be interpreted to disparage the Company, including its successors, assigns, parents, subsidiaries, partners, divisions, affiliates, officers, directors, members, employees, agents and representatives, with respect to any matter whatsoever.

                  d. You understand that you may change your mind and revoke the Agreement at any time during the seven (7) days immediately following the date you sign the Agreement, provided you do so in writing in the manner provided in paragraph 11, hereof, in which case none of the provisions of the Agreement will have any effect. Ten (10) days after you have executed this Agreement without revoking it will be considered the "Effective Date" of this Agreement. Acceptance of any payment shall be a further indication that you have accepted the terms of the Agreement and have decided not to revoke that acceptance.

                  e. You agree that during the Severance Pay Period, you shall continue to be available for reasonable consultation and cooperate in a reasonable manner in providing assistance to the Company with respect to any matters which are reasonably related to the duties and responsibilities which you had while employed by the Company, including remaining available to the President and Chief Executive Officer of the Company upon request for advice and counsel.

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                  f. You agree and acknowledge that the Company, on a timely basis, has paid, or agreed to pay, to you all other amounts due and owing based on your prior services and that the Company has no obligation, contractual or otherwise to you, except as provided herein, nor does it have any obligation to hire, rehire or re-employ you in the future. Your right to continue to participate in any of the retirement, insurance and other benefit plans and programs of the Company in effect as of the date of termination shall be determined according to the terms and provisions of such programs and plans and applicable law.

         5. By signing this Agreement, you admit and agree that

                  a. you have read the Agreement;

                  b. you understand it is legally binding, and you were advised to review it with a lawyer of your choice prior to executing this Agreement;

                  c. you have had (or have had the opportunity to take) 21 calendar days to review it and discuss it with a lawyer of your choice before signing it, and, if you sign before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period;

                  d. you realize and understand the release covers all claims, demands, and causes of action against the Company and any Company Released Parties, including claims under the ADEA, whether or not you know or suspect them to exist at the present time; and

                  e. you understand the terms of the Agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

         6. You represent that you do not presently have in your possession any records and business documents, whether in electronic form or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") (i) provided by the Company, its predecessors, or its subsidiaries or affiliates, (ii) obtained as a result of your employment with the Company, its predecessors, or its subsidiaries or affiliates, or (iii) created by you while employed by or rendering services to the Company, its predecessors, or its subsidiaries or affiliates. You acknowledge that all such Corporate Records are the property of the Company. In addition, you shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. The Company shall make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

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         7. By signing this Agreement, you promise and agree, at all times after
December 19, 2008 to cooperate fully with the Company and its officers, directors, employees, agents and legal counsel, at the sole discretion of the Company, in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed against the Company and/or Company Released Parties which relates to, arises out of or is connected directly or indirectly with (a) you employment with the Company, (b) any other relationship or dealings between you and the Company and/or Company Released Parties, or (c) any other matter relating to the Company and/or Company Released Parties. Your cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action. Further, you promise and agree that, in the event you are subject to a valid and enforceable subpoena or court order which compels your testimony at a trial, hearing or deposition concerning your relationship with the Company or any other matter relating to the Company and/or Company Released Parties, you will provide reasonable and prompt notice to the Company of this fact and cooperate fully with the Company prior to and during your testimony, to the maximum extent possible, consistent with your obligation to provide truthful testimony. Your cooperation in this regard shall include, but shall not be limited to, full consultation with reasonable notice, at a reasonable time, with the Company's officers, directors, employees, agents and legal counsel. You further agree that, in the event you are named as a defendant in a legal proceeding resulting from, arising out of, or connected directly or indirectly with your employment with the Company, or any act, omission or conduct occurring during your employment with the Company, you will provide reasonable and prompt notice of this fact to the Company. Company agrees to reimburse you for reasonable out-of-pocket expenses resulting from such consultation. Except with respect to matters involving fraud or intentional, reckless, or gross misconduct, arising out of your employment with the Company, the Company hereby covenants and agrees to indemnify you and to hold you harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from your good faith performance of your duties and obligations as an employee or officer of the Company and your service as a member of the Board of Directors. The Company agrees to maintain for a period of six (6) years directors and officers liability insurance coverage for you, on the same terms as such coverage is provided for other directors and officers of the Company.

         8. You acknowledge, and reaffirm the validity of that certain "Agreement with Restrictive Covenants" that you signed on March 19, 2007 during your employment with the Company (the "Agreement with Restrictive Covenants"), which is incorporated herein by reference into this Agreement and shall continue in force and effect after December 19, 2008, and that you remain fully responsible and liable for complying with all of the obligations, promises and covenants set forth in the Agreement with Restrictive Covenants.

         9. By executing this Agreement, you acknowledge that your employment with the Company has been an employment at will relationship and that you have at no time been given any promises relating to the length of your employment with the Company. You further acknowledge that no promises of future employment with the Company have been made to you.

         10. You further acknowledge and agree that if you breach any of your obligations or covenants set forth in this Agreement, you will forfeit all payments made to you under this Agreement and all future payments and benefits hereunder shall immediately terminate as of the breach.

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         11. You have seven (7) days from the date you sign the Agreement to revoke and cancel it. To do that, a clear, written revocation notice, signed by you must be received by the Company, before the close of business on the seventh
(7th) calendar day following the date you sign this Agreement. Upon the expiration of that seven-day period, this Agreement shall become effective for all purposes, and the Company shall become obligated to provide the consideration as set forth in paragraph 2.

         12. The Agreement and all acts and transactions contemplated hereunder shall be governed, construed, and interpreted in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws.

         13. Except as specifically provided herein, each party shall be responsible for its own attorneys' fees and, in no event, shall the Company be responsible for your attorneys' fees.

         14. The Company and you agree that the Agreement sets forth the entire agreement between the parties and that it fully supersedes all prior discussions, representations, agreements, and/or understandings pertaining to the subject matter of the Agreement, except that the Agreement with Restrictive Covenants incorporated herein by reference shall survive and remain in full force and effect. You further acknowledge that in executing the Agreement, you have not relied upon any representation or statement not set forth herein made by the Company or any of the Company Released Parties or their agents, lawyers, or representatives.

         15. It is hereby acknowledged and agreed that: (a) so long as the Company is not in breach of this Agreement, it shall have the right to assign all or any part of its or their rights, title and interest in and to the covenants and agreements set forth in this Agreement to one or more purchasers (who must agree in writing to comply with the Company's obligations under the Agreement) in the event of a sale of all or substantially all of the assets of any of the Company; and (b) the obligations of the you may not be delegated by you and you may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of your rights or obligations hereunder, and any such attempted delegation, assignment, transfer or disposition by you shall be null, void and without effect.

         16. The Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument executed by both parties hereto.

         17. All notices and other communications to be given hereunder shall be given in writing and shall be delivered personally or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to:

                  The Company:

                  TelVue Corporation
                  16000 Horizon Way, Suite 500
                  Mt. Laurel, NJ 08054
                  Attn:  Mr. Jesse Lerman

                  You:

                  Mr. Joseph M. Murphy
                  55 Foxwood Drive
                  Moorestown, NJ 08057

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Notice shall be deemed to have been duly given on the date of delivery (if delivered personally) to the party to whom notice is to be given or as of the date indicated on the return receipt (or, if such notice is refused, on the date when delivery of such notice is first refused).

         18. The Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon you and your heirs and legal representatives.

         19. The waiver by either party hereto of a breach or violation of any provisions of the Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

         20. The Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which, when taken together, shall be deemed to constitute but one and the same agreement.

         BY SIGNING BELOW, YOU SIGNIFY THAT YOU HAVE READ THE TERMS OF THIS AGREEMENT, FULLY UNDERSTAND ITS TERMS, ARE VOLUNTARILY AGREEING TO THOSE TERMS, AND INTEND TO BE LEGALLY BOUND.


                                        TELVUE CORPORATION

                                        /s/ Jesse Lerman
                                        ----------------
                                        By:  Jesse Lerman
                                        Title:  President & CEO


                                        JOSEPH M. MURPHY

                                        /s/ Joseph M. Murphy
                                        --------------------
                                        Joseph M. Murphy

Dated:  December 31, 2008

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